UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 30, 2007
WESTERN DIGITAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	001-08703 (Commission File Number)	33-0956711 (I.R.S. Employer Identification No.)

20511 Lake Forest Drive Lake Forest, California (Address of Principal Executive Offices)	92630 (Zip Code)
(949) 672-7000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On August 30, 2007, Western Digital Technologies, Inc. (“WDTI”), a wholly owned subsidiary of Western Digital Corporation (the “Company”), entered into a Credit Agreement (the “Bridge Facility”) with Goldman Sachs Credit Partners L.P., as administrative agent, Citicorp Global Capital Markets and JPMorgan Chase Bank, N.A., as co-syndication agents, and Goldman Sachs Credit Partners L.P., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as arrangers. The Bridge Facility provides for a $1.25 billion unsecured bridge loan. The proceeds of the Bridge Facility are expected to be used for the following purposes:
•	to fund the previously announced cash tender offer (the “Tender Offer”) by State M Corporation, a wholly-owned subsidiary of WDTI, to purchase all of the outstanding shares of common stock, par value $0.01 per share (“Shares”), of Komag, Incorporated (“Komag”) at a price per Share of $32.25, net to the seller in cash, without interest;

•	to fund the conversion of Shares into a right to receive $32.25 per Share in the subsequent merger of State M Corporation with and into Komag, with Komag as the surviving corporation (the “Merger”);

•	to fund the repurchase of Komag’s outstanding convertible notes due 2014; and

•	to pay related fees and expenses.
     As of the date hereof, WDTI has no borrowings outstanding under the Bridge Facility. A portion of the Bridge Facility is expected to be funded on the date of the Tender Offer closing, and WDTI will have the right to make up to two additional drawings under the Bridge Facility prior to the sixth-month anniversary of the Tender Offer closing, provided that the first two drawings under the Bridge Facility are made within 90 days after the Tender Offer closing. The Bridge Facility is scheduled to mature 364 days after the initial borrowing under the Bridge Facility.
     Funding under the Bridge Facility is conditioned upon the satisfaction of conditions customary in similar transactions, including (i) consummation of the Tender Offer; (ii) satisfaction or waiver of all conditions precedent to the consummation of the Tender Offer, including a minimum tender offer condition; and (iii) there not occurring a material adverse effect (A) since April 1, 2007 with respect to Komag and (B) since March 30, 2007 with respect to the Company and its subsidiaries.
     The obligations of WDTI under the Bridge Facility are guarantied by the Company. In addition, certain of the Company’s subsequently acquired domestic subsidiaries (including Komag after consummation of the Merger) will be required to guaranty the obligations of WDTI under the Bridge Facility.
     Borrowings under the Bridge Facility will bear interest, at WDTI’s option (a) at the Base Rate or (b) at the Eurodollar Rate for the applicable interest period plus 0.625%. Base Rate loans bear interest at the higher of (i) the Federal Funds Rate plus 1/2 of one percent, (ii) the rate of interest in effect from time to time as published in The Wall Street Journal as the “prime rate,” and (iii) a computed rate based on a three-week moving average rate of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, each as more full defined in the Bridge Facility. Eurodollar Rate loans bear interest at LIBOR divided by 100% minus the reserve percentage in effect for the applicable interest period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement with respect to liabilities or assets consisting of or including Eurocurrency liabilities having a term equal to such interest period. WDTI is also obligated to pay other facility fees and arrangement fees customary for a credit facility of this size and type, as more fully defined in the Bridge Facility.

     The Bridge Facility requires WDTI to comply with a leverage ratio and a fixed charge coverage ratio. In addition, the Bridge Facility contains customary covenants, including covenants that limit or restrict WDTI’s and its subsidiaries’ ability to: incur liens, incur indebtedness, make certain restricted payments, merge or consolidate and enter into certain speculative hedging arrangements. Upon the occurrence of an event of default under the Bridge Facility, the lenders may cease making loans, terminate the Bridge Facility and declare all amounts outstanding to be immediately due and payable. The Bridge Facility specifies a number of events of default (some of which are subject to applicable grace or cure periods), including, among other things, non-payment defaults, covenant defaults, cross-defaults to other materials indebtedness, bankruptcy and insolvency defaults and material judgment defaults.
     The agents and arrangers (and their respective subsidiaries or affiliates) under the Bridge Facility have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, trust and other advisory services to the Company, its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company, its subsidiaries or affiliates, for such services.
     The foregoing description of the Bridge Facility is not complete and is qualified in its entirety by reference to the Bridge Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN DIGITAL CORPORATION (Registrant)
	By:	/s/ Raymond M. Bukaty
Date: August 30, 2007		Raymond M. Bukaty
Senior Vice President, Administration, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Credit Agreement, dated August 30, 2007, among Western Digital Technologies, Inc.; lenders party thereto; Goldman Sachs Credit Partners L.P., as administrative agent; Citicorp Global Capital Markets and JPMorgan Chase Bank, N.A., as co-syndication agents; and Goldman Sachs Credit Partners L.P., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as arrangers